UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2009

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota 55391	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 2.01 – Completion of Acquisition or Disposition of Assets.<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

Slawson Exploration Company Exploration and Development Agreement

On May 22, 2009, Northern Oil and Gas, Inc. (the “Company”) entered into an Exploration and Development Agreement (the “Agreement”) with Slawson Exploration Company, Inc. (“Slawson”) pursuant to which the Company acquired certain North Dakota Bakken assets (the “Properties”) from Windsor Bakken LLC as part of a syndicate led by privately owned Slawson.  Pursuant to the Agreement, the Company purchased a five percent (5.0%) interest in oil and gas rights covering approximately 60,000 undeveloped net acres.  The Company also acquired fourteen percent (14%) of the existing 59 gross Bakken and Three Forks producing well bores s in <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />North Dakota including approximately 1,200 barrels of oil production per day. In the transaction the Company purchased approximately 300,000 barrels of proven producing reserves as well as approximately 3,000 net undeveloped acres for a total cost of $7,300,000.  The acreage includes several high-rate Parshall Field wells that the Company believes offer significant infill drilling potential.  All consideration was paid in cash using additional borrowing made available under the Company’s credit facility with CIT Capital USA Inc. (“CIT”), as more fully described below.

Under the Agreement, the Company and Slawson agreed to share pro-rata in the costs associated with Slawson’s acquisition of the Properties from Windsor Bakken LLC and certain continuing obligations and commitments in connection with future drilling activities on the subject Properties.  The Company may be subject to forfeiture of certain portions of the Properties in the event it does not elect to participate in drilling wells on the Properties, as fully described in the Agreement.  Slawson will be responsible for all operations concerning the Properties, and is expected to drill up to 45 gross Bakken wells on the newly acquired acreage through 2010.  The Company currently expects drilling to be focused on approximately 23,000 acres in the core Bakken prospects located in Mountrail County, encompassing a significant portion of the Company’s existing core Bakken acreage.  The acquisition of production and reserves at what the Company believes to be a very compelling value represents the types of opportunities the Company has been targeting in the current market environment.

A copy of the Agreement is included as Exhibit 2.1 to this Form 8-K.  The foregoing description of the material terms of the Agreement are qualified in their entirety by reference to the Agreement filed herewith.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

Amendment to CIT Capital USA Inc. Financing

In February 2009, the Company completed the closing of a revolving credit facility with CIT that provides up to a maximum principal amount of $25 million of working capital for exploration and production operations.  The borrowing base of funds available under the facility will be redetermined semi-annually based upon the net present value, discounted at 10% per annum, of the future net revenues expected to accrue from our interests in proved reserves estimated to be produced from our oil and gas properties.  Under this facility, $11 million of financing was initially made available to the Company.  In conjunction with the acquisition described above, CIT agreed to credit the Company with the reserves attributable to the acreage being acquired and immediately increase the current borrowing available under the facility to $16 million.

On May 22, 2009, the Company entered into a First Amendment (the “Amendment”) to Credit Agreement with CIT amending certain terms and provisions of its February 2009 Credit Agreement, including the increase in the current borrowing available under the facility to $16 million.  The Amendment was executed in connection with the Company’s purchase of certain leasehold interests from Slawson described above.  The Company is obligated to provide CIT reserve reports and other due diligence information relating to the properties acquired from Slawson, as well as the Company’s revised development plan, within 30 days of May 22, 2009 as a condition to the Amendment.  The Company may use the additional funds available as a result of the Amendment solely to fund the acquisition of properties from Slawson and other associated costs, expenses and fees, unless otherwise agreed to by CIT.  The Company expects to redetermine its borrowing base as of June 30, 2009.  Given recent production growth and increases in commodity prices, the Company believes it is likely the borrowing base available under the facility may be increased at that time. The Amendment did not alter any other material terms of the original Credit Agreement.  The facility terminates on February 27, 2012.

A copy of the Amendment is included as Exhibit 10.1 to this Form 8-K.  The foregoing description of the material terms of the Amendment are qualified in their entirety by reference to the Amendment filed herewith.

A copy of the press release which the Company issued reporting the foregoing information is attached as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
2.1	Exploration and Development Agreement dated effective as of the 1st day of April 2009 by and between Slawson Exploration Company, Inc. and Northern Oil and Gas, Inc.
10.1	First Amendment to Credit Agreement dated as of May 22, 2009 among Northern Oil and Gas, Inc., as Borrower, CIT Capital USA Inc., as Administrative Agent, and The Lenders Party Hereto
99.1	Press Release dated May 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

       NORTHERN OIL AND GAS, INC.

Date:  May 29, 2009                                                                           By /s/ Michael L. Reger
              Michael L. Reger, Chief Executive Officer